SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 9, 2026

IF BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35226	45-1834449
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

201 East Cherry Street, Watseka, Illinois	60970
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (815) 432-2476

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	IROQ	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.
On March 9, 2026, in conjunction with their proposed merger (the “Merger”), ServBanc Holdco, Inc. (“ServBanc”) and IF Bancorp, Inc. (the “Company”) entered into a Contingent Payment Agreement (the “Agreement”) in connection with the classification, and requested renewal by the Company, of certain loan participation interests of Iroquois Federal Savings and Loan Association (the “Bank”), and to establish a specific reserve against such participation interest. The parties entered into an Agreement and Plan of Merger on October 29, 2025 (the “Merger Agreement”) and expect to close the Merger on March 12, 2026, as previously disclosed.

Pursuant to the Agreement, ServBanc and the Company have agreed that the Bank may renew a loan participation interest in the amount of $13,995,617 (the “Loan”) for 120 days, with an additional 60-day extension under certain circumstances (the “Renewal Period”), provided the Bank establishes a specific reserve of $7,000,000 against the Loan. Correspondingly, ServBanc has agreed to deposit $5,004,650 (the “Contingent Payment Fund”), reflecting the tax-effected impact of the reserve on the Company’s tangible common equity, into an account with a contingent payment agent. The Contingent Payment Fund, net of certain expenses, would be disbursed after the closing of the Merger during the Renewal Period, on a pro rata, per share basis, to holders of the Company’s common stock as of the closing date of the Merger only if the Loan is repaid, in part or in full, in excess of the unreserved amount of the Loan within the Renewal Period, as described in greater detail in the Agreement. If the Contingent Payment Fund is not distributed to Company stockholders under the Agreement, such funds, net of certain expenses, will revert to ServBanc. Accordingly, there is no guarantee as to the amount of the Contingent Payment Fund, if any, that may be paid to Company stockholders.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such document, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ServBanc and the Company have preliminarily agreed upon the tangible common equity calculation of the Company as per the Merger Agreement and, as a result, the cash merger consideration is expected to be $26.40 per share, excluding any payment of the Contingent Payment Fund, if any, to Company stockholders under the Agreement.  If the entire Contingent Payment Fund is paid to Company stockholders, the per share payment would be approximately $1.51 per share, net of estimated expenses associated with the engagement of the contingent payment agent, maintenance of the Contingent Payment Fund account and fees payable to the Company’s financial advisor, Keefe Bruyette and Woods, Inc.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often, but not always, include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Certain factors that could cause actual results to differ materially from expected results include and the other factors detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including those described in its Forms 10-K and the following: delays in completing or the inability to complete the Merger, including difficulties in achieving cost savings from the Merger or in achieving such cost savings within the expected time frame, difficulties in integrating ServBanc and the Company, whether the Loan is repaid during the Renewal Period and whether such repayment is partial or in full, the reaction of the companies’ customers, employees and counterparties to the transaction, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which ServBanc and the Company are engaged, or changes in the securities markets and other risks and uncertainties. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Neither ServBanc nor the Company undertakes, and each specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law. All forward-looking statements, express or implied, included in this Current Report on Form 8-K are qualified in their entirety by this cautionary statement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Contingent Payment Agreement by and between ServBanc and the Company, dated as of March 9, 2026.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*
The Company has omitted schedules and similar attachments to the subject agreement pursuant to Item 601(a) of Regulation S-K. the Company will furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IF BANCORP, INC.

DATE: March 10, 2026	By:	/s/ Walter H. Hasselbring, III
Walter H. Hasselbring, III
Chief Executive Officer